Exhibit 10.1

MASTER SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into effective March 15, 2023 (the “Effective Date”) by and between Adial Pharmaceuticals, Inc., a Delaware corporation with a business address at 1180 Seminole Trail, Suite 495, Charlottesville, VA 22901-5739 and its subsidiaries and affiliates (collectively, “Company”), and The Keswick Group, LLC, with a business address at 1358 Queenscroft, Keswick, VA 22947 (“Contractor”).

Recitals

WHEREAS, Company wishes to engage Contractor to provide certain services for Company; and

WHEREAS, Contractor wishes to perform such services for Company,

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations contained herein, Company and Contractor, intending to be legally bound, hereby agree as follows, all as applicable:

1. Scope of Services. Contractor shall provide to Company the services (“Services”) described in a statement of work (“SOW”), which initial SOW is attached hereto as Attachment “A” and which by this reference is hereby incorporated herein this Agreement and is subject to all of the terms and conditions of this Agreement. In the event of any conflict between the terms and conditions of a SOW and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern. If required by Company, additional services may be provided by Contractor by means of subsequent SOW’s executed by Contractor and Company. Changes to any SOW shall not be effective unless and until agreed upon in writing and signed by Contractor and Company. Contractor shall perform all Services set forth in the applicable SOW in strict accordance with all applicable federal, state, local, or applicable national laws and regulations, Company instructions, and generally accepted industry standards.

2. Payment for Work; Reimbursement of Expenses. Contractor shall prepare and submit written invoices for Services performed in accordance with the compensation and payment schedule set forth in the applicable SOW. Company shall pay all undisputed, complete and correct invoices within the time period specified in the applicable SOW. Contractor shall maintain comprehensive books and records to substantiate both the Services and expenses. At all reasonable times and upon prior notice to Contractor, Company or its authorized representatives shall have the right to audit the books and records of Contractor relating to each applicable SOW. Contractor shall retain such books and records for a period of not less than 12 months from and after the completion of any Services under this Agreement. Only expenses that have been expressly approved in writing in advance by Company shall be reimbursed to Contractor. Reimbursement of approved expenses shall be made by Company in the next succeeding payment for work performed due to Contractor in accordance with the payment schedule set forth in the applicable SOW.

3. Ownership; Company Property.

3.1.

3.1.1. Contractor expressly acknowledges and agrees that, with the exception of property described in Section 3.3 below, all of the results and proceeds of Contractor’s Services hereunder, whether or not any part thereof is actually utilized by Company, and whether or not fixed in a tangible medium of expression, including without limitations ideas, inventions, technology, discoveries, results, and creative and other work of whatever type or nature, conceived, produced, generated or developed under or in connection with this Agreement and/or which is related to the business of Company and is developed during the term of this Agreement, in whole or in part (collectively, “Work Product”), and all copyrightable and/or patentable Work Product, including trade secrets and trademarks (collectively, “IP Material”), shall become and remain the sole and exclusive property of Company, and that all Work Product and IP Material shall be constitute “works made for hire” for Company as defined by the Copyright Law of the United States. If and to the extent that the ownership of any Work Product and/or IP Material, in whole or in part, does not automatically vest in Company and any Work Product and/or IP Material is not deemed to be a “work made for hire” for any reason, then this Agreement shall automatically operate as an irrevocable transfer and assignment of any and all right, title, and interest in the applicable Work Product and/or IP Material by Contractor to Company, in perpetuity and throughout the universe, including all neighboring rights therein of the relevant IP Material (and all renewals and extensions of such IP Material) without the necessity of any further consideration, and Company shall be entitled to obtain and hold exclusively in its own name all copyrights and patents in respect of such Work Product and/or IP Material. No expiration, termination or cancellation of this Agreement or default under this Agreement by any party shall affect Company’s exclusive ownership of the Work Product, IP Material, and/or any of the rights granted herein. Company shall have the rights to use, refrain from using, change, modify, adapt, add to and subtract from the Work Product and/or IP Material, as Company in its sole and final discretion shall determine.

3.1.2. Contractor agrees without condition to perform any acts that may be deemed necessary by Company to evidence more fully the transfer of all Work Product and/or IP Material to Company. Contractor hereby appoints Company as its attorney-in-fact to sign such documents as Company deems necessary for Company to obtain and/or assert ownership and to apply for, secure, and maintain patent or other proprietary protection of such Work Product and/or IP Material if Company is unable to obtain Contractor’s (or its employee’s or agent’s) signature on such documents and each of them. All Work Product and/or IP Material and any information with respect thereto shall be Company Confidential Information (defined below) subject to the confidentiality provisions of this Agreement.

3.1.3. To the extent that any preexisting rights are embodied or reflected in Work Product and/or IP Material, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Contractor hereby grants to Company without condition the irrevocable, perpetual, non-exclusive, royalty-free right and license throughout the universe to (A) use, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such preexisting rights and any derivative works thereof, and (B) authorize others to do any or all of the foregoing.

3.1.4. Contractor shall have and maintain, during the performance of this Agreement, written agreements with all employees, contractors, or agents engaged by Contractor in the performance of Contractor’s duties hereunder, granting Contractor rights required to support all performance and grants of rights by Contractor hereunder, which agreements shall specifically provide that such person shall assign all rights in the Work Product and/or IP Material to Contractor such that Contractor may assign and transfer such rights to Company in accordance with all of the terms and conditions of this Section 3. Copies of such agreements shall be provided to Company promptly upon request.

3.2. Intentionally deleted.

3.3. Company acknowledges and agrees that this Section 3 shall not be construed to include Contractor property that pre-dates this Agreement, including without limitation specialized work processes and methodologies, and which were independently developed by Contractor without the benefit of any information or materials provided by or on behalf of Company and that does not incorporate any Confidential Information, Work Product, and/or IP Material, and that such Contractor property shall remain the property of Contractor. (collectively, “Contractor Property”). The parties agree that any Contractor Property that is used by Contractor during the performance of the Services described in a SOW or in this Agreement shall remain the property of Contractor; provided, however, that if any Contractor Property is embodied or contained in any Work Product and/or IP Material or is otherwise necessary for Company (or its assigns, transferees or licensees) to enjoy the full benefit of the Work Product and/or IP Material (“Purpose”), Contractor hereby grants to Company without condition a non-exclusive, irrevocable, perpetual, royalty free right and license to use such Contractor Property throughout the universe for such Purpose.

3.4. Contractor shall create and maintain written records of the data derived from the Services performed, as applicable, in a timely, accurate, complete, and legible manner (“Project Data”). Contractor shall maintain the Project Data in compliance with the terms and conditions of this Agreement and all applicable federal, state, local, and applicable national laws and regulations. Contractor shall maintain the Project Data in a professional manner so as to permit Company to utilize and review the Project Data in full without disclosing to Company any third party confidential or proprietary information in any review that Company may perform hereunder. Contractor shall not destroy any Project Data without Company’s prior written consent. Contractor shall make the Project Data available for Company’s inspection and copying during regular business hours and upon advance notice. Promptly upon completion or termination of a SOW or upon Company’s written request, Contractor shall transfer to Company all Project Data or, at Company’s request, shall maintain the Project Data for a period requested by Company but not to exceed one (1) year from the termination of this Agreement. Notwithstanding any of the foregoing, Contractor shall be permitted to retain a primary or duplicable copy of all Project Data solely as necessary to comply with its obligations under applicable laws.

3.5. Intentionally deleted.

4. Confidential Information. Contractor acknowledges that during the course of providing its Services hereunder, Contractor may have access to, develop or learn information, and/or acquire knowledge from material, data, systems and other information of or with respect to Company or any of its parent, affiliated or subsidiary companies, and their respective vendors, customers, employees or partners, which may not be accessible or known to the general public, including scientific, technical, financial or business information or materials owned, possessed or used by Company that is learned by Contractor or developed by Contactor in connection with the Services to be provided to Company, whether or not labeled “Confidential”, including without limitation all materials, deliverables, scientific and medical data, investigator brochures, and protocols; business plans or opportunities, development and marketing plans, regulatory and business strategies, financial information, and forecasts of Company; and all information of employees and/or third parties that Company treats as confidential (collectively “Confidential Information”). Contractor agrees not to disclose any Confidential Information to any third party or to otherwise use any Confidential Information, directly or indirectly, other than for the limited purposes of performing Services for Company pursuant to this Agreement, without the prior express written consent of Company. Contractor shall not disclose to Company any confidential or proprietary information of any third party without the express prior written consent of such third party.

5. Warranty and Indemnity.

5.1. Contractor hereby represents, warrants, and covenants to Company that:

5.1.1. Contractor has the skills and experience to perform the Services required hereunder, and Contractor acknowledges that Company is relying on Contractor’s skill and expertise in the foregoing performance of the Services and Contractor agrees to notify Company in writing whenever Contractor does not have the necessary skill and experience to fully perform hereunder;

5.1.2. Contractor shall perform all Services in a first class professional manner consistent with the level of care, skill, practice, and judgment exercised by other professionals in performing services of a similar nature to Contractor’s Services under similar circumstances, with the requisite skills, qualifications, and licenses needed to carry out such Services;

5.1.3. Contractor has the full right and authority to perform Contractor’s Services and obligations under this Agreement and the right to use all Contractor Property to perform the Services to be provided by it to Company and such use will not infringe any third party rights;

5.1.4. Contractor has neither assigned nor otherwise entered into any agreement which purports to assign or transfer any interest in any intellectual property right that would conflict with Contractor’s obligations and agreements hereunder, and Contractor shall not enter into any such agreement during the term of this Agreement;

5.1.5. Contractor is duly organized, validly existing, and in good standing under the laws of the state or country of its jurisdiction;

5.1.6. Contractor has the power and authority to operate and use its property and assets and to conduct its business as it now being conducted;

5.1.7. Contractor is in and will remain in compliance and perform all Services in accordance with all applicable federal, state, local, and applicable national laws and regulations and has obtained all necessary licenses, permits, consents, approvals, and authorizations in connection with its performance hereunder, and shall perform said Services in accordance with generally accepted professional standards and in an expeditious and economical manner consistent with sound professional practices; and it is adequately financed to meet any financial obligation it may be required to incur hereunder;

5.1.8. Contractor has the necessary facilities, equipment, know-how, and personnel to satisfy its obligations hereunder;

5.1.9. Intentionally deleted;

5.1.10. any documentation or reports provided to Company shall be accurate and complete;

5.1.11. Contractor shall not employ, contract with, or retain any person directly or indirectly to perform the Services under this Agreement if such person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to the Generic Drug Enforcement Act of 1992, as amended (21 U.S.C. § 301, et seq.);

5.1.12. Contractor has not engaged in any conduct or activity which could lead to any such debarment actions, and that if during the term of this Agreement, Contractor or any person employed or retained by it to perform the services (a) comes under investigation by the FDA for a debarment action, (b) is debarred, or (c) engages in any conduct or activity that could lead to debarment, Contractor shall immediately notify Company in writing of the same;

5.1.13. Contractor will not, in the course of conducting the Services, infringe or misappropriate, and that neither the Work Product and/or IP Material nor any element thereof will infringe or misappropriate, any intellectual property right of any third party; and

5.1.14. the Services performed and the Work Product and/or IP Material will fully conform to the specifications, requirements, and other terms in each applicable SOW and this Agreement, and in the event of a breach of this warranty, without limiting any other rights or remedies Company may have, Contractor shall, at Company’s’ option, promptly re-perform the non-conforming Services at no additional charge to Company or refund all payments previously made by Company under the applicable SOW.

5.2. Contractor shall indemnify and hold harmless Company and its subsidiaries, parent company, commonly held entities, and their respective directors, officers, employees and agents (“Company Indemnitees”) from any claim, loss, or expense (“Claims”) incurred or arising from Contractor’s negligence, willful misconduct, unlawful actions, or breach of this Agreement or any SOW, or any alleged infringement or misappropriation of third party intellectual property rights in connection with the performance of any Services.

5.3. Company shall indemnify and hold harmless Contractor and its subsidiaries, parent company, commonly held entities, and their respective directors, officers, employees and agents (“Contractor Indemnitees”) from any Claim, incurred or arising from Company’s negligence, willful misconduct, unlawful actions, or breach of this Agreement. Such indemnity shall not apply if Contractor’s indemnities apply, Contractor fails to comply with the indemnification procedures set forth in Section 5, or to the extent that a Claim arises out of or results, in whole or in part, from (i) the negligence, gross negligence, unlawful actions, or intentional misconduct on the part of any of the Contractor Indemnitees, (ii) a failure of any one of the Contractor Indemnitees to comply with the applicable SOW, Company’s instructions, applicable law, and/or the terms and conditions of this Agreement in the performance of the Services, or (iii) a breach of Contractor’s obligations, covenants, representations, or warranties under this Agreement.

5.4. Each party’s agreement to indemnify, defend and hold the other party harmless is conditioned on the indemnified party (i) promptly providing written notice to the indemnifying party of any Claim for which it is seeking indemnification hereunder promptly after the indemnified party has knowledge of such claim; (ii) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such Claim or demand; (iii) assisting the indemnifying party, at the indemnifying party’s expense, in the investigation of, preparation for and defense of any such Claim or demand; and (iv) not compromising or settling such Claim or demand without the indemnifying party’s prior written consent, not to be unreasonably withheld.

6. Inspections.

6.1. Contractor shall promptly notify Company of any regulatory inspections relating to the Services of which it becomes aware. Unless otherwise required by any applicable law, Contractor shall not provide any copies of Company-specific documents or other Company Confidential Information to any inspector and shall promptly forward any requests for such materials by any inspector to Company.

6.2. Contractor will permit Company to audit Contractor’s relevant non-financial records during the term of this Agreement and for a period of twelve (12) months thereafter with advanced prior notice, during normal business hours, and not more than twice per calendar year, solely to permit Company to confirm that the Services are or have been performed in compliance with all applicable laws. Contractor shall notify Company, by telephone or email, and subsequently in writing, of any significant regulatory changes that occur during the course of any SOW.

6.3. Intentionally deleted.

7. Non-Competition and Non-Solicitation. During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, Contractor shall not offer, or assist any other person in offering, employment to any then current employee of Company, or attempt, directly or indirectly, to persuade any such employee, or any contractor, vendor, or partner of Company, to terminate their employment or business relationship with Company.

8. Term and Termination.

8.1. This Agreement shall become effective on the date it is signed by both parties and continue until terminated in accordance with the terms hereof.

8.2. Termination for Convenience: Either party may terminate this Agreement at any time for any or no reason upon the expiration of thirty (30) days following written notice by Company or by Contractor. Unless otherwise indicated in Company’s notice of termination, work under any SOW in progress at the time of the delivery of notice of termination shall continue as if the applicable SOW had not been terminated, and the terms hereof shall continue to apply to such work.

8.3. Termination for Cause: Either party may terminate this Agreement if the other party: (i) fails to cure any material breach of this Agreement within thirty (30) days after written notice of such breach; (ii) ceases operation without a successor; or (iii) seeks protection under any bankruptcy, receivership, trust, deed, creditors arrangement, composition or comparable proceeding, or if any proceeding is instituted against such party (and not dismissed within sixty (60) days thereafter).

8.4. Upon termination of this Agreement, or any SOW hereunder, Company’s sole obligation to Contractor shall be to pay to Contractor (i) all undisputed amounts due and owing pursuant to the applicable SOW up to the effective date of termination; and (ii) reimbursement of reasonable, documented, and approved expenses incurred by Contractor in accordance with the terms of this Agreement. Contractor will promptly refund any monies paid in advance by Company for Services not rendered.

8.5. Upon termination of this Agreement or any SOW hereunder, Contractor shall immediately turn over to Company all (i) Work Product and IP Materials, whether or not completed; (ii) reports and other written documents of whatever type or nature related to the applicable SOW or to this Agreement; and (iii) property and materials furnished to Contractor by Company or paid for by Company in support of work performed by Contractor under the applicable SOW. In addition, Contractor shall cooperate fully with Company to effect a transfer to Company of any arrangements or other interests with third parties related to the applicable SOW.

9. Indemnity for Personal Injury. Contractor shall indemnify and hold Company harmless from and against any claim of personal injury (including death) and property damage arising out of Contractor’s performance of its Services hereunder.

10. Independent Contractor. It is understood and agreed that Contractor is acting as an independent contractor in the performance of the Services hereunder, and nothing herein shall be deemed to create an agency, employment, or partner relationship between Contractor and Company. Accordingly, Contractor shall have no authority to commit, bind or create any liability on the part of Company in any manner whatsoever, and shall not be entitled to participate in, or to receive any benefits from, any of Company’s benefit or welfare plans, specifically including, without limitation, coverage under Company’s workers’ compensation program. Company shall have no obligation whatsoever to compensate Contractor on account of any damages or injuries, which Contractor may sustain as a result of or in the course of the performance of Contractor’s Services hereunder. Contractor shall be solely responsible for the timely payment of all federal, state, or national income taxes, social security taxes, federal, state, or national unemployment insurance and similar taxes, and all other assessments, taxes, contributions, or sums payable with respect to Contractor and/or Contractor’s employees and subcontractors as a result of or in connection with the Services performed by Contractor hereunder and Contractor shall file all returns and reports with respect to the foregoing. Contractor shall indemnify Company, and its parent, affiliated and subsidiary companies and the officers, directors, employees and agents of each, and will hold it and them harmless from and against any and all claims, demands, causes of action, losses, liabilities and expenses (including, without limitation, attorneys’ fees) resulting or arising from any failure by Contractor to perform its obligations set forth in this Section 10.

11. Invalidity. If any provision of this Agreement shall be adjudicated or otherwise determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all the remaining provisions hereof shall not be affected thereby, and this Agreement shall be deemed to be amended by the parties to delete therefrom the portion thus determined or otherwise adjudicated to be void, invalid, unenforceable or illegal, such amendment to apply only to the operation of such provision in the specific jurisdiction in which such adjudication or other determination is made. In addition, if any provision of this Agreement is adjudicated or otherwise determined to be invalid or unenforceable because such provision is held or otherwise determined to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it to the minimum degree necessary so as to be valid and enforceable with the applicable laws of the jurisdiction in which such adjudication or determination is made, and such amendment shall only apply to the operation of such provision in such jurisdiction.

12. Governing Law; Enforcement; Consent to Suit.

12.1. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia and applicable federal laws, without regard to its conflict of laws principles.

12.2. Contractor acknowledges and agrees that it is impossible to measure fully, in money, the injury that would be caused to Company in the event of a breach or threatened breach of Section(s) 3. and/or 4. of this Agreement, and Contractor waives the claim or defense that Company has an adequate remedy at law in connection thereto. Contractor shall not, in any action or proceeding to enforce Section(s) 3 and/or 4. of this Agreement, assert the claim or defense that such an adequate remedy at law exists. Company shall be entitled to injunctive relief to enforce Section(s) 3. and/or 4. of this Agreement without prejudice to any other remedy Company may have at law or in equity without an obligation of posting a bond or proving actual damages. If an action at law or in equity is necessary to enforce or interpret Section(s) 3. and/or 4. of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable outside attorneys’ fees, costs and disbursements.

12.3. The exclusive venue for any claim arising out of, related to, or in connection with this Agreement shall be in the state or federal courts located within Albemarle County, Virginia, and Contractor hereby consents to the personal and exclusive jurisdiction of such court(s) and hereby waives any objection that Contractor may have to the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

13. Survival of Provisions. The obligations of the parties set forth under this Agreement, which are by their terms intended to survive the termination of this Agreement, shall survive the termination of this Agreement, including, without limitation, Sections 3 through 10 inclusive, and Sections 12, 13, 15, and 16 of this Agreement.

14. Successors and Assigns. Company may assign this Agreement to, and this Agreement shall bind and inure to the benefit of, any parent, subsidiary, affiliate, successor or assign. Contractor may not assign any of Contractor’s rights or obligations under this Agreement, whether by merger or other operation of law, or a sale of all or part of Contractor’s assets, or otherwise, without the express prior written consent of Company in its sole and absolute discretion.

15. Notices. All notices under this Agreement shall be in writing and shall be deemed made when delivered to the recipient at the address assigned to that recipient in the recitals to this Agreement as evidenced by a written receipt or three (3) days after posting if sent by registered U.S. mail.

16. Entire Agreement; Amendments; Waiver. This Agreement, including each applicable SOW, contains the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every nature between them. This Agreement may not be amended or modified except by an agreement in writing signed by an authorized representative of each of the parties hereto. The waiver of breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

17. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Agreed To And Accepted:

Adial Pharmaceuticals, Inc. (“Company”)		The Keswick Group, LLC (“Contractor”)

By:	/s/ Cary Claiborne	By:	/s/ Tony Goodman
Name:	Cary Claiborne	Name:	Tony Goodman
Title:	CEO	Title:	Founder, Principal Consultant

/s/ Tony Goodman
Tony Goodman

Attachment “A”

Statement of Work #1

This Statement of Work #1 dated March 15, 2023 (this “SOW#1”) and all services performed hereunder shall be governed by and incorporated by reference into the terms and conditions of that certain Master Services Agreement dated March 15, 2023 (the “Agreement”) between Adial Pharmaceuticals, Inc. (“Company”) and The Keswick Group, LLC (“Contractor”). Capitalized words not defined in this SOW shall have the meaning defined in the Agreement.

Project Contacts:

For Company: Adial Pharmaceuticals, Inc. 1180 Seminole Tr., Ste 495 Charlottesville, VA 22901 Attn : Cary Claiborne	For Contractor: The Keswick Group, LLC 1358 Queenscroft Keswick, VA 22947 Attn: Tony Goodman

Scope of Work:

Contractor shall furnish full-time business development services which shall at all times be rendered in accordance with Cary Claiborne’s (“CEO”) instructions in all matters, as, when, and where required by CEO, to achieve, without limitation, partnering and/or acquisition of AD04 and/or Company (“Services”). Company and Contractor are in agreement that time is of the essence in the rendering of said Services. The Services shall be rendered by Consultant’s principal consultant, Tony Goodman.

By way of illustration only, Services shall include, without limitation, the following:

●	Source and manage communication between Company and potential target companies for AD04 partnering.

●	Update existing partnering materials to reflect newly announced strategy from Company’s March 7, 2023 investor call.

●	Follow-up with active leads to advance stalled discussions.

●	Present AD04 commercial story, clinical development plan, and financials to support current scenarios and partnership discussions.

●	Manage target interactions and due diligence in collaboration with key Company personnel to optimize efficiency for Company and potential partners/acquirers.

●	Lead and coordinate interactions with investment bankers to broaden outreach with partnering targets to attract and close a deal.

●	Lead the preparation of the business case for licensing and M&A transaction.

●	Assess all deal proposals including impact of structure on valuation.

●	Assist CEO with deal negotiations and communication to Company board of directors (“BOD”) and Company shareholders.

●	Lead due diligence through conclusion/signing.

●	Lead the economic evaluation of opportunities in coordination with partner investment bank, where needed.

●	Support discussions with auditors (CFO to lead) to optimize accounting treatment of transactions.

●	Evaluate and execute changes to existing partnership activities.

●	Lead cross-functional partner negotiation teams when necessary.

●	Analyze and incorporate secondary market research to provide support for business development, strategic and possible M&A activities.

●	Support the design, implementation and management of tools/processes to ensure efficiency and quality of the “deal-process” for Company.

●	Develop and maintain strong external relationships and communication with potential collaborators.

●	Support or present business cases and analytics to CEO for approval.

Term: As of the Effective Date of the Agreement and estimated to run through December 15, 2023, subject to Section 8 of the Agreement.

Compensation:

Contractor to receive an all-in flat monthly rate of $22,000, payable twice each month in accordance with Company’s regular payment schedule (i.e., typically on or about the beginning and middle of each month). Section 2 of the Agreement will control the handling of expenses, if any.

Upon the full execution of a material partner agreement with Company on or before December 15, 2024 through Contractor’s efforts, Company will grant Contractor One Hundred Thousand (100,000) restricted shares of Adial common stock. For the sake of illustration only, such partner agreement may include a partnership, collaboration, co-development, license, strategic alliance, consolidation, merger, or acquisition.

Acceptance: This SOW#1 is made pursuant to the Agreement. Upon execution by both parties, this SOW#1 is incorporated by reference into and is made a part of said Agreement, and is subject to the terms and conditions of said Agreement.

Agreed To And Accepted:

Adial Pharmaceuticals, Inc. (“Company”)		The Keswick Group, LLC (“Contractor”)

By:	/s/ Cary Claiborne	By:	/s/ Tony Goodman
Name:	Cary Claiborne	Name:	Tony Goodman
Title:	CEO	Title:	Founder, Principal Consultant

/s/ Tony Goodman
Tony Goodman